The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated December 09, 2024

Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 2 - Dated  Monday, December 9, 2024 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated November 1, 2024)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743LAB9	[]	100.000%	3.150%	[]	Fixed	5.750%	Semi- Annual	12/15/2054	06/15/2025	$28.11	Yes	Subordinated Notes

Redemption Information:

Callable at the Issuer’s option, in whole or from time to time in part, on any day on or after 12/15/2029 (the “Par Call Period”) at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, December 9, 2024 through Monday, December 16, 2024
Trade Date: Monday, December 16, 2024 @12:00 PM ET
Settle Date: Thursday, December 19, 2024
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Wells Fargo Clearing Services, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

National Rural Utilities Cooperative Finance Corp Prospectus dated October 24, 2023 and Prospectus Supplement dated: November 1, 2024